Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Acadia Realty Trust

Rye, New York

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Acadia Realty Trust 2021 Share Incentive Plan of our reports dated February 22, 2021, relating to the consolidated financial statements and schedules, and the effectiveness of Acadia Realty Trust’s internal control over financial reporting, of Acadia Realty Trust appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

 /s/ BDO USA, LLP

New York, New York

May 11, 2021